Exhibit 3.5

COMPOSITE

CERTIFICATE OF INCORPORATION

of

JUHL RENEWABLE ASSETS, INC.

(giving effect to all amendments through April 9, 2013)

FIRST: The name of the corporation is Juhl Renewable Assets, Inc. (the "Corporation").

SECOND: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, DE 19904, Kent County. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is forty million one thousand (40,001,000) shares, consisting of:

(1)     one thousand (1,000) shares of common stock, par value $.0001 per share (the “Common Stock”);

(2)     forty million (40,000,000) shares of undesignated preferred stock, par value $.0001 per share (the “Undesignated Preferred Stock”).

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding or required for conversion) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote, irrespective of Del. Code Ann. Tit. 8, Section 242(b)(2).

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Bartly J. Loethen	730 W. Randolph St., Suite 600
Chicago, IL 60661

SIXTH: The original bylaws of the Corporation shall be adopted by the incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the bylaws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EIGHTH: (a) The Corporation shall indemnify to the fullest extent permitted by law, as now or hereinafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; PROVIDED, HOWEVER, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this clause (a) of Eighth Article shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may indemnify to the fullest extent permitted by law, as now or hereinafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation or serves or served at any other enterprise as a director, officer, employee of or agent at the request of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this clause (a) of Eighth Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation (as amended and restated from time to time), the bylaws of the Corporation, any statute, agreement, vote of the stockholders of the Corporation or disinterested directors of the Corporation or otherwise.

(b)     No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

(c)      The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Eighth Article), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(d) Neither any amendment nor repeal of any clause of this Eighth Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Eighth Article, shall adversely affect any right or protection of any director or officer established pursuant to this Eighth Article existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Eighth Article, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Eighth Article, would accrue or arise) prior to such amendment, repeal or adoption of an inconsistent provision.

*****

IN WITNESS WHEREOF, the undersigned has made, signed and acknowledged this Certificate of Incorporation as of the 19th day of May 2010.

/s/ Bartly J. Loethen
Bartly J. Loethen
Incorporator

 3